Exhibit 10.2

FORM OF

SIDE LETTER AGREEMENT

January    , 2020

Cott Corporation

Fore Acquisition Corporation

4221 W. Boy Scout Blvd., Suite 400

Tampa, Florida, United States

Ladies and Gentlemen:

Reference is made to that certain Tender and Support Agreement (the “Agreement”) dated as of January [●], 2020, by and among Cott Corporation, a corporation organized under the laws of Canada (“Parent”), Fore Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the undersigned (“Stockholder”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

As an additional inducement for Parent and Purchaser to enter into the Merger Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, Stockholder agrees to submit, at the time Tender Shares are tendered pursuant to Section 3.1 of the Agreement, an election for the all-stock consideration (except to the extent of mixed consideration shares necessary to ensure that the overall merger consideration payable to such Stockholder includes sufficient cash to cover Stockholder’s withholding obligations on Shares vesting immediately prior to or in connection with the closing of the transactions contemplated by the Merger Agreement).

The obligation to elect the all-stock consideration hereunder shall be deemed added to Section 3.1 of the Agreement and is a matter expressly subject to Section 4.2(a) of the Agreement. This letter agreement shall automatically terminate at the same time as the Agreement. Section 9 of the Agreement shall apply to this side letter mutatis mutandis.

Very truly yours,

Name:

AGREED AND ACKNOWLEDGED:

COTT CORPORATION, on behalf of itself and Purchaser:

Name:
Title:

Schedule A to Exhibit 10.2

Signing Stockholders

Billy D. Prim

Susan E. Cates

Emma Battle

Richard A. Brenner

Jack C. Kilgore

Malcolm McQuilkin

Charles Norris

David L. Warnock

David Mills

David Hass